April 30, 1998







Warren G. Lichtenstein
150 East 52nd Street, 21st Floor
New York, New York 10022

Steel Partners II, L.P.
150 East 52nd Street, 21st Floor
New York, New York 10022
Attn:  Warren G. Lichtenstein

Gentlemen:

                  In order to allow us to provide you with information regarding certain properties of PLM International, Inc. (the "Company"), for the purpose of a possible acquisition (the "Proposed Transaction") of such properties by either you or your affiliate, we will deliver to you, upon your execution and delivery to us of this letter agreement, certain information about such properties. All information about such properties furnished by us or our affiliates, or our respective directors, officers, employees, controlling persons or agents, including attorneys, accountants and financial advisors, (all of such affiliates and other persons being collectively referred to herein as "Representatives"), whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, together with analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives which contain or otherwise reflect such information, is referred to in this letter agreement as "Proprietary Information". Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (b) was available to you on a nonconfidential basis prior to its disclosure by us or (c) becomes available to you on a nonconfidential basis from a person other than us who is not otherwise


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April 30, 1998
Page -2-


bound by a confidentiality agreement with us or our Representatives, or is not otherwise prohibited from transmitting the information to you. As used in this letter, the term "person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual.

                  Unless otherwise agreed upon in writing by us, you and your Representatives agree (a) except as required by law, to keep all Proprietary
Information confidential and not to disclose or reveal any Proprietary Information to any person other than those employed by you or on your behalf who are actively and directly participating in the evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and to cause those persons to serve the terms of this letter agreement and (b) not to use Proprietary Information for any purpose other than in connection with the consummation of the Proposed Transaction in a manner which we have approved.

                  In the event that you are  requested  pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, you agree that you will provide us with prompt notice of such request to enable us to seek, at our sole cost and expense, an appropriate protective order. In the event that such protective order is not obtained, you shall furnish only that portion of the Proprietary Information which you are advised, in writing by your counsel, is legally required, and you shall exercise your best efforts to obtain, to the extent reasonably possible, written assurance that confidential treatment will be accorded the Proprietary Information. Neither you nor any of your Representatives will oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.

                  Unless otherwise required by law, neither you nor your Representatives will, without our prior written consent, disclose to any person (other than those of your Representatives actively and directly participating in the Proposed Transaction) any information about the Proposed Transaction, or the terms, conditions or other facts relating thereto, including the fact that discussions are taking place with respect thereto or the status thereof, or the fact that the Proprietary Information has been made available to you.

                  If we determine that we do not wish to proceed with the Proposed Transaction, we will promptly advise you of such decision. In such case, or in the event that the proposed Transaction is not consummated, you will, upon our request, promptly deliver to us all of the Proprietary Information, including all copies, reproductions, summaries, analyses or extract thereof or based thereon in your possession or in the possession of any of your Representatives (other than that portion of the Proprietary Information which consists of analyses, compilations, forecasts, studies or other documents prepared by your or your Representatives, which Proprietary Information will be destroyed by you upon our request).


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April 30, 1998
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                  Although  the  Proprietary  Information  contains  information which we believe to be relevant for the purpose of your evaluation of the Proposed Transaction, we do not make any representation or warranty as to the accuracy or completeness of the Proprietary Information. Neither we, our affiliates, nor any of our respective officers, directors, employees, agents or controlling persons (within the meaning of Section 20 of the Exchange Act) shall have any liability to you or any of your Representatives relating to or arising from the use of the Proprietary Information.

                  Each of you also agrees that during the period commencing on the date of this letter agreement and ending on December 31, 1999 neither of you nor any of your Representatives will, without the prior written consent of the Company or the Board of Directors of the Company (the "Board"), take, or encourage any other person to take, any of the following actions:

                  (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person provided, however, that the provisions of this subparagraph (a) shall not apply to open market purchases of the shares of Common Stock of the Company ("Shares") in compliance with applicable law;

                  (b) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any extraordinary transaction involving the Company or its securities or assets; or

                  (c) form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), in connection with the foregoing.

                  You also agree that during the period commencing on the day after the final adjournment of the Company's 1998 Annual Meeting of Shareholders and ending on December 31, 1999 neither you nor any of your Representatives will, without the prior written consent of the Company or the Board take, or encourage any other person to take, any of the following actions:

                  (d) make, or in any way participate, directly or indirectly, in, any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company;


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April 30, 1998
Page -4-

                  (e)      make,  or  in  any  way   participate,   directly  or
                           indirectly, in, any shareholder proposals; or

                  (f)      form, join or in anyway  participate in a "group" (as
                           defined  above),   in  connection  with  any  of  the
                           foregoing.

                  You also agree that during the period commencing on the day after the final adjournment of the Company's 1998 Annual Meeting of Shareholders and ending on December 31, 1999 both of you will

                  (g) vote all your Shares in accordance with Company management's recommendations as to the members of the Board set forth in any proxy statement. In all other circumstances, Steel Partners II, L.P., shall be able to vote all its Shares in its sole discretion.

                  The provisions of paragraphs (a) through (g) above shall not apply from and after the time any person or group not affiliated with Steel Partners or of which none of Steel Partners, or any of their affiliates is a member (i) files with the Securities and Exchange Commission a Schedule 14D relating to a tender offer seeking to acquire a majority of the outstanding Shares or (ii) files with the Securities and Exchange Commission a Schedule 13D reporting ownership by such person or group of more than 10% of the outstanding Shares.

                  In consideration of your undertakings herein, if you so request in writing prior to February 1, 1999 and if on February 1, 1999 your legal or beneficial ownership of such Shares constitutes 10% or more of the Shares then outstanding, the Board shall nominate two directors for election to the Board at the Company's 1999 Annual Meetings of Shareholders as management's nominees, one of whom shall be Mr. Warren Lichtenstein and the other shall be a person selected by you and acceptable to the Board (the "Other Nominee", and together with Mr. Lichtenstein, the "Specified Directors") in accordance with the Board's fiduciary obligations.

                  If at any time after February 1, 1999 your legal or beneficial ownership of Shares ceases to constitute at least 10% of the Shares then outstanding, then the Other Nominee (if any) shall immediately resign from the Board or withdraw as a candidate for election to the Board, as appropriate; and further, if at any time after February 1, 1999 your legal or beneficial ownership of Shares ceases to constitute at least 5% of the Shares then outstanding, then all the Specified Directors (if any) shall immediately resign from the Board or withdraw as candidates for election to the Board, as appropriate.

                  Without  prejudice  to  the  rights  and  remedies   otherwise
available to us, we shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach


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April 30, 1998
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or threaten to breach any of the  provisions of this letter  agreement.  Each of you also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the City of San Francisco for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. Each of you hereby irrevocably and unconditionally waive any objection to the laying of venue of any action,
suit  or  proceeding   arising  out  of  this  agreement  or  the   transactions
contemplated hereby, in the courts of the State of California or the United States of America located in the City of San Francisco, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.


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April 30, 1998
Page -6-

                  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California. Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                                 PLM INTERNATIONAL, INC.

                                                 /s/ Robert N. Tidball
                                                 -------------------------------
                                                 By Robert N. Tidball
                                                 Chairman of the Board

Accepted and Agreed
as of the date
first written above:


/s/ Warren G. Lichtenstein
--------------------------
Warren G. Lichtenstein

Accepted and Agreed
as of the date
first written above:



STEEL PARTNERS II, L.P.


By:      Steel Partners, L.L.C., its
         General Partner


By:      /s/ Warren G. Lichtenstein
         --------------------------
         Warren G. Lichtenstein
         Managing Member